Exhibit 99.1

NEWS RELEASE

For Immediate Release
March, 13, 2006

Tacoma business leader Herb Simon joins boards of Puget Energy and Puget Sound Energy

BELLEVUE, Wash. (March 13, 2006) - Tacoma business and community leader Herb Simon has been named to the boards of directors of Puget Energy (NYSE: PSD) and its wholly owned utility subsidiary, Puget Sound Energy, effective today.
“Herb is a great addition to our organization,” said Stephen P. Reynolds, Puget Energy chairman, president and chief executive officer. “He not only has keen business acumen but is a widely respected community leader who’s long demonstrated a deep commitment to strengthening the economic and social fabric of our region.”
After earning a degree in political science from the University of Washington, Simon joined his family’s recycling business, Joseph Simon & Sons Inc., where he spearheaded the creation of important trade partnerships in Asia. He later sold his interest in the firm and launched a career acquiring and constructing commercial buildings, resulting in the 1985 formation of Simon Johnson, LLC, an investment company involved in real estate and venture capital projects.
“Puget Sound Energy has a long history of providing a vital public service here in our region,” Simon said. “I’m looking forward to helping the company build on its proud tradition.”
A Tacoma native, Simon serves on the University of Washington Board of Regents and the Advisory Board of the Institute of Technology for the University of Washington-Tacoma. He is a past board member of The Franciscan Emergency Center in Tacoma and chaired a capital campaign for Tacoma’s St. Joseph Medical Center.
Simon, 62, and his wife, Paula, have two daughters, Chloe and Stefanie.